Exhibit (l)(ii)

[Letterhead of Skadden, Arps, Slate, Meagher & Flom LLP]

September 12, 2018

GAMCO Global Gold, Natural Resources & Income Trust

One Corporate Center

Rye, New York 10580-1422

RE:	GAMCO Global Gold, Natural Resources & Income Trust

Common Shares Shelf Takedown

Ladies and Gentlemen:

We have acted as special counsel to GAMCO Global Gold, Natural Resources & Income Trust, a Delaware statutory trust (the “Company”), in connection with the issuance and sale by the Company of up to 5,000,000 shares (the “Securities”) of the Company’s common shares of beneficial interest, par value $0.001 per share, pursuant to the Sales Agreement, dated September 10, 2018, by and among G.research, LLC, the Company and Gabelli Funds, LLC, a Delaware limited liability company and the investment adviser to the Company (the “Sales Agreement”).

This opinion is being furnished in accordance with the requirements of sub-paragraph (l) of item 25.2 of part C of Form N-2 under the Securities Act of 1933, as amended (the “Securities Act”), and the Investment Company Act of 1940, as amended (the “1940 Act”).

In rendering the opinions stated herein, we have examined and relied upon the following:

(i) an executed copy of the Sales Agreement;

(ii) the shelf registration statement on Form N-2 (File Nos. 333-221337 and 811-21698) filed with the Securities and Exchange Commission (the “Commission”) on November 3, 2017, under the Securities Act and under the 1940 Act, allowing for delayed offerings pursuant to Rule 415 of the General Rules and Regulations under the Securities Act (the “Securities Act Rules and Regulations”); Pre-Effective Amendment No. 1 thereto, including information deemed to be a part of the registration statement pursuant to Rule 430B of the Securities Act Rules and Regulations; the Notice of Effectiveness of the Commission posted on its website declaring such registration statement effective on April 9, 2018; and Post-Effective Amendment No. 1 thereto, proposed to be filed with the Commission as of the date hereof pursuant to Rule 462(d) of the Securities Act Rules and Regulations (such registration statement, as so amended, being hereinafter referred to as the “Registration Statement”);

GAMCO Global Gold, Natural Resources & Income Trust

September 12, 2018

(iii) the prospectus and Statement of Additional Information of the Company, each dated April 9, 2018, in the form filed with the Commission on the date hereof pursuant to Rule 497 of the Securities Act Rules and Regulations (such prospectus and Statement of Additional Information being hereinafter referred to collectively as the “Base Prospectus”);

(iv) the prospectus supplement of the Company, dated September 12, 2018, relating to the offering of the Securities, filed with the Commission on the date hereof pursuant to Rule 497 of the Securities Act Rules and Regulations;

(v) an executed copy of a certificate of Andrea R. Mango, Secretary of the Company, dated the date hereof (the “Secretary’s Certificate”);

(vi) a copy of the Company’s Certificate of Trust, dated January 4, 2005, and each Certificate of Amendment to the Certificate of Trust, dated January 12, 2005, September 12, 2007, December 1, 2011 and March 26, 2014, respectively (collectively, the “Certificate of Trust”), each certified by the Secretary of State of the State of Delaware as of September 11, 2018 and each certified pursuant to the Secretary’s Certificate;

(vii) a copy of the Third Amended and Restated Agreement and Declaration of Trust, of the Company, by and between the Trustees and the holders of shares of beneficial interest issued thereunder, dated as of February 16, 2011, as amended by the Statement of Preferences of the Company’s 5.00% Series B Cumulative Preferred Shares, dated as of May 7, 2013, certified pursuant to the Secretary’s Certificate;

(viii) a copy of the Company’s Third Amended and Restated By-Laws, as amended and in effect as of the date hereof, certified pursuant to the Secretary’s Certificate;

(ix) a copy of certain resolutions of the Board of Trustees of the Company, adopted on August 24, 2017 and August 23, 2018, relating to the issuance, sale and registration of the Securities and related matters, certified pursuant to the Secretary’s Certificate; and

(x) a copy of a certificate, dated the date hereof, from the Secretary of State of the State of Delaware with respect to the Company’s existence and good standing in the State of Delaware.

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and others, and such other documents as we have deemed necessary or appropriate as a basis for the opinions stated below.

In our examination, we have assumed the genuineness of all signatures, including endorsements, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photostatic copies, and the authenticity of the

GAMCO Global Gold, Natural Resources & Income Trust

September 12, 2018

originals of such copies. As to any facts relevant to the opinions stated herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and others and of public officials, including the facts and conclusions set forth in the Secretary’s Certificate and the factual representations and warranties contained in the Sales Agreement.

We do not express any opinion with respect to the laws of any jurisdiction other than the Delaware Statutory Trust Act (the “DSTA”).

Based upon the foregoing, and subject to the qualifications and assumptions stated herein, we are of the opinion that (i) the Securities have been duly authorized by all requisite statutory trust action on the part of the Company under the DSTA and (ii) when the issuance of the Securities has been duly registered in the share record books of the Company and the Securities are delivered and paid for in accordance with the terms of the Sales Agreement, the Securities will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. We also hereby consent to the reference to our firm under the heading “Legal Matters” in the prospectus forming part of the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Securities Act Rules and Regulations. This opinion is expressed as of the date hereof unless otherwise expressly stated, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable laws.

Very truly yours,

/s/ Skadden, Arps, Slate, Meagher & Flom LLP

T.A.D.